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Exhibit 10.37

EMPLOYMENT, NONDISCLOSURE AND
NON-COMPETITION AGREEMENT

        THIS EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT (this "Agreement") is made as of the 6th day of September, 2001, by and between Acupac Packaging, Inc. (the "Company"), and Craig Berry, whose address is 2 Taylor Lane, Westport, Connecticut 06880 ("Employee").

RECITALS

        WHEREAS, the Company is engaged in the business of providing contract manufacturing and packaging services for certain cosmetic, skin care, and pharmaceutical products, and has need for an executive with experience in said business;

        WHEREAS, in connection with the transactions contemplated by that certain Asset Purchase Agreement, dated of even date herewith, by and among the Company, Dermal Sciences, Inc., a Delaware corporation ("Dermal"), Employee, and Employee's spouse (the "Asset Purchase Agreement"), the Company has acquired substantially all of the assets of Dermal (the "Acquisition");

        WHEREAS, following the Acquisition, the Company will operate the business and assets it acquires from Dermal as a separate division of the Company (the "Division");

        WHEREAS, Employee is experienced in the business of providing manufacturing and packaging services for with respect to certain cosmetic and pharmaceutical patches, and other related services, and has experience in the management of such business, and prior to the Acquisition served as President of Dermal;

        WHEREAS, the Company desires to employ Employee an executive capacity upon the terms and conditions set forth in this Agreement; and

        WHEREAS, Employee is willing to enter into this Agreement with respect to his employment with the Company upon the terms and conditions set forth herein;

        NOW THEREFORE, in consideration of the foregoing recitals and the promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

        Section 1.    TERM

          1.1    Employment.    Subject to the provisions of Section 4.1 hereof, the Company hereby employs Employee, and Employee hereby accepts employment with the Company for a period of five (5) years beginning on September 7, 2001 and terminating at the close of business on September 7, 2006 (the "Employment Term"). The Employment Term may be extended by a mutual agreement in writing for additional years on the same or mutually agreeable terms, but if no such mutual agreement is executed prior to September 7, 2006 the Employment Term under this Agreement shall expire even though Employee may remain an employee. If the employment of Employee is terminated pursuant to Article 4 of this Agreement or by reason of the death or Disability of Employee, the time during which Employee is actually employed during the Employment Term shall be referred to as the "Employee's Employment."

        Section 2.    DUTIES

          2.1    General Duties.    Employee shall serve as the Executive Vice President and General Manager of the Division. Employee shall, during Employee's Employment, report solely to Ken Beck, Vice President of the Company (or his successor, if applicable). During his employment with the Company, Employee shall be solely responsible for operating and managing the Division, subject to (i) applicable federal, state and local laws, rules and regulations, (ii) the policies of the

  Company, and (iii) the direction of Ken Beck. In the course of performing his duties hereunder, Employee shall perform those acts and do those things customarily done by a divisional Executive Vice President and General Manager for companies comparable to the Company, including certain duties of an executive and/or managerial nature performed by Employee in his capacity as President of Dermal. In the course of performing his duties Employee shall have express authority to execute manufacturing and/or supply contracts on behalf of the Division, but may not bind the Company in any other respect. The Company shall indemnify Employee for his service to the maximum extent permitted by applicable law.

          2.2    Devotion of Time to the Company's Business.    Employee agrees during Employee's Employment, to devote his best efforts to his employment, and perform such duties consistent with his capacity as Executive Vice President and General Manager of the Division. Employee further agrees to (i) devote substantially all his business time to fulfill the duties of his office to the business and affairs of the Company and the Division and (ii) faithfully observe his duties to preserve as confidential all trade and other secrets of the Company and its Affiliates. Employee shall not, during Employee's Employment, unless otherwise agreed to in advance and in writing by the Company, seek or accept other employment, become self-employed in any other capacity, or engage in any activities which are detrimental to the business of the Company and its subsidiaries. Notwithstanding the foregoing, (i) Employee may engage in personal investment activities that do not interfere with Employee's duties under this Agreement, and (ii) no sooner than six (6) months prior to the end of the Employment Term, subject to the covenants in Section 5.3, Employee may seek new employment to be effective after the expiration of the Employment Term.

          2.3    Office Location.    During Employee's Employment, Employee shall perform his duties from the Company's main offices as required, but shall not otherwise be required to relocate his base of operations to a location that is more than twenty (20) miles from his then-current residence. The Company shall maintain an office for Employee at a location and on terms that are mutually agreeable to the parties.

        Section 3.    COMPENSATION

          3.1    Base Salary.    As compensation for his services hereunder, during the Employment Term, Employee shall receive an annual base salary of One Hundred Fifty Thousand Dollars ($150,000)(together with any future adjustments, the "Base Salary"). Such Base Salary shall be payable in cash at the times and in the installments consistent with the Company's payroll practices as in effect from time to time. The Company shall review Employee's Base Salary on at least an annual basis with a view to consider increases considering, among other factors, Employee's performance and cost-of-living increases.

          3.2    Bonus.

            (a)  In addition to the Base Salary described in Section 3.1, Employee shall be entitled to receive an annual bonus calculated as (i) Seven and One-Half Percent (7 1/2%) of the first Five Hundred Thousand Dollars ($500,000), plus (ii) Five Percent (5%) of any amounts over $500,000, of the annual incremental change the Division's Fill Fee for each year of the Employee's Employment, beginning with a projected year 2001 Fill Fee of $2,087,000. Any such bonus shall also be conditioned upon the Division maintaining a ratio of Gross Profit to Fill Fee of not less than 40% throughout Employee's Employment. For the purposes of this Agreement, "annual incremental change" shall mean, with respect to each year, the amount in excess of the prior year's Fill Fee.

            (b)  For the purposes of this Section 3.2, "Fill Fee" shall mean the Division's gross sales, less direct cost of raw materials and components (including packaging and similar materials) applicable to such sales. "Gross Profit" shall mean the Fill Fee less the cost of direct labor

    (including taxes and fringe benefits) and all manufacturing overhead applicable to such Fill Fee. Fill Fee and Gross Profit shall be determined using generally accepted accounting principles applied in a manner consistent with the Company's audited financial statements.

            (c)  The amount of the bonus, if any, to which Employee is entitled shall be calculated and paid by the Company within ninety (90) days of the end of each year in the Employment Term. If the Company determines that Employee is not entitled to a bonus for any year during the Employment Term, the Company shall send Employee written notice to that effect and shall state the basis for concluding that no bonus is due. If Employee disagrees with the Company's determination, Employee shall have the right to review the bonus calculation and all supporting documentation associated therewith, and to submit to the Company an alternate bonus calculation including supporting documentation, within fifteen days of receiving the Company's notice. If following such alternative submission the parties are still unable to agree on whether a bonus is due, or on the amount of such bonus, the matter shall be presented to an independent accounting firm, jointly selected by the respective accounting firms of Employee and the Company, and the decision of such independent firm shall be final and binding. The expenses of the independent firm shall be split equally between the parties.

            (d)  The bonus payable in accordance with this Section 3.2 shall be in lieu of, and not in addition to, any other bonus plans of the Company in which Employee would otherwise be entitled to participate, except for bonus and incentive plans of the Company which condition participation upon an investment in the Company's parent, Outsourcing Services Group, Inc. Notwithstanding the foregoing, if the nature of Employee's employment with the Company should change in the future, Employee and Company may mutually agree to modify or replace the bonus structure described in this Section 3.2.

          3.3    Benefits.    During the Employment Term, Employee shall be entitled to insurance benefits substantially similar to those now provided to executives similarly situated to Employee, under Company's employee health benefit plan as now in effect, and may continue such benefits after any termination of Employee's Employment by paying the applicable premium to the extent allowed by applicable law. However, the Company may cease providing such benefits if any law or regulation prohibits making benefits available except on an equal basis for all employees and if the benefits now provided to Employee are not so available. To be more specific:

            (a)  Except as provided otherwise in this Agreement, Company shall provide Employee medical, dental, life insurance, profit-sharing and other benefits, substantially similar to those now provided to executives similarly situated to Employee, in accordance with the Company's benefit plans.

            (b)  Employee shall receive three (3) weeks of paid vacation per year or such greater amount of vacation as is provided under any Company policy then applicable to Employee.

            (c)  Company shall continue in effect the terms of its current certificate of incorporation and bylaws with respect to indemnification of officers and directors.

            (d)  Employee shall receive an automobile allowance of $600 per month. Company shall also reimburse Employee for the costs of maintenance and fuel for one automobile as a business expense. Employee shall pay the insurance premiums on such automobile and shall, on Company's request, furnish proof that liability insurance of at least $500,000 is in effect.

          3.4    Severance.

            (a)  If Employee's employment terminates for any reason, the Company shall pay to Employee all amounts due for accrued but unused vacation, salary earned through the date of termination, and the amount of any bonus earned in the year prior to such termination which remains unpaid at the date of termination, in addition to any other amounts to which Employee is entitled pursuant to this Section 3.4.

            (b)  If Employee's employment is terminated by the Company without Cause, or by Employee for Good Reason, or terminates due to Employee's death or Disability, the Company will continue to pay to Employee (or his representative or his estate, as applicable) Employee's then-current Base Salary for the remainder of the Term. For purposes of this Agreement, the termination of Employee's employment shall be deemed to be by reason of a "Disability" if, as a result of Employee's incapacity due to reasonably documented physical or mental illness, Employee shall have been unable for more than 120 days within any 6 month period to perform his duties with the Company on a full time basis.

            (c)  If Employee's employment is terminated (i) by the Company for Cause as described in Section 4.1, or (ii) by Employee for any reason other than Good Reason, Employee shall receive no additional monies or benefits from the Company following such termination, except as set forth in subsection (a) above, and all obligations of the Company to Employee shall cease at the time of such termination.

        Section 4.    TERMINATION

          4.1    Termination by the Company.    Any of the following acts or omissions shall constitute grounds for the Company to terminate this Agreement on the basis of Cause:

            (a)  Employee's failure to perform his duties in a manner reasonably consistent with the criteria established by Ken Beck; provided that prior to any termination under this Section 4.1(a), Employee shall be given written notice of the deficiencies and a reasonable opportunity to correct his conduct if the matters in question can be corrected;

            (b)  Conduct on the part of Employee which constitutes the breach of any statutory or common law duty of loyalty to the Company which has, in the view of the Company's Chief Executive Officer or Board of Directors, a material adverse effect on the Company;

            (c)  Any illegal act by Employee (as evidenced by a conviction) which, in the view of the Company's Chief Executive Officer or Board of Directors, materially and adversely affects the business of the Company; or

            (d)  Intentional wrongful engagement in any competitive activity prohibited by Section 5.1, 5.2 or 5.3 hereof or employment in another business in a manner not permitted by Section 2.2.

  It shall be presumed that Employee's participation in a business enterprise other than the Company and its Affiliates (except for service on boards of directors approved by the Company) constitutes cause for termination under clause (d) of this section. Termination by the Company shall be accomplished by written notice to Employee and, if pursuant to paragraph (a) above, shall be preceded by a written notice.

          4.2    Resignation for Good Reason.    Employee may resign for "Good Reason" and thereby terminate Employee's Employment (but not his other obligations hereunder) as a result of the following:

            (a)  Without Employee's prior written consent, a reduction in his then current salary;

            (b)  The taking of any action by the Company that would substantially diminish the aggregate value of the benefits provided to Employee under Employee's medical, health, accident, disability, life insurance, thrift and retirement plans in which he was participating other than any such reduction which is (i) required by law, (ii) implemented in connection with a general concessionary arrangement affecting all employees or affecting the group of employees (senior management) of which Employee is a member or (iii) generally applicable to all beneficiaries of such plans;

            (c)  An involuntary relocation of Employee's place of employment to a place [more than twenty (20) miles from Employee's then-current residence];

            (d)  Resignation as a result of unlawful discrimination or other unlawful acts committed against employee, as evidenced by a settlement, arbitration award or final court order; or

            (e)  A reduction in duties and responsibilities which results in Employee no longer having the customary duties of a general manager.

          4.3    Damages for Breach of Contract.    In the event of a breach of this Agreement by either the Company or Employee resulting in damages to the other party, that party may recover from the party breaching this Agreement any and all damages that may be sustained, excluding incidental, consequential and punitive damages.

          4.4    Arbitration.    With the exception of suits for specific enforcement of the provisions of Sections 5.1, 5.2 and 5.3, any controversy, dispute or claim arising out of, relating to, or concerning this Agreement, the breach of this Agreement, the employment of Employee, or the termination of Employee's employment will be resolved pursuant to this Section 4.4. This includes all claims, whether arising in tort or contract, and whether arising under statute or common law. Any such controversy, dispute or claim will be submitted to the Judicial Arbitration and Mediation Services Inc. ("JAMS") office in New York for final and binding arbitration by a single arbitrator in accordance with its Employment Arbitration Rules then existing; provided that, if the rules of JAMS differ from those in this section, the provisions of this section will control. Any demand for resolution of such a matter must be sent to JAMS and served on the other party within one year from the action giving rise to this dispute. No arbitrator will have any authority to extend, modify, or suspend any of the terms of this Agreement. The arbitrator must make an award in writing and must accompany it with an opinion discussing the evidence and setting forth the reasons for the award. The decision of the arbitrator within the scope of the submission will be final and binding on both parties, and any right to judicial action on any matter subject to resolution by arbitration hereunder hereby is waived unless otherwise required by applicable law, except suit to enforce an award by the arbitrator or in the event resolution by an arbitrator is not available for any reason. This Section 4.4 will be specifically enforceable. Judgment upon any award rendered by JAMS and/or any other arbitrator may be entered in any court having jurisdiction.

          4.5    Attorneys' Fees and Costs.    If any action in law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party (as specifically determined by the court or arbitrator hearing the matter) or parties shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, to the extent awarded or allocated by the court or arbitrator.

        Section 5.    RESTRICTIVE COVENANTS

        The following restrictive covenants shall apply to this Agreement:

          5.1    Confidentiality.    Employee acknowledges and agrees that the Company's and its Affiliates' formulae, sources of supply, cost and financial data, customer arrangements, marketing plans and other non-public data have a unique nature and value, derived in part from their status as non-public and proprietary information. Employee agrees, during the Employment Term and thereafter, to preserve and protect the confidential nature of said information, and not to disclose to any third parties, or use for anyone's benefit except the benefit of the Company and its Affiliates, any non-public information about the Company, its Affiliates or their business.

          5.2    New Ideas, Works and Concepts.

            (a)  Company Property. Employee agree that all ideas, works and concepts created or developed alone by Employee or with others during the Employment Term, or thereafter if Employee remains an employee of the Company or any of its Affiliates, and which relate in any way to the Company's business or products or the use thereof, shall be the property of the Company. Such ideas, works and concepts shall include, without limitation, inventions, designs, prototypes, discoveries, procedures, writings, artwork and software. Employee shall promptly disclose to the Company all such new ideas, works or concepts and hereby grant, assign and convey to the Company all right, title and interest in and to all rights of patent, copyright and trademark in them.

            (b)  Work-For-Hire and Assignment. To the extent any inventions, technologies, reports, memoranda, studies, writings, articles, plans, designs, specifications, exhibits, software code, or other materials prepared by Employee during the Employment Term, or thereafter if Employee remains an employee of the Company or any of its Affiliates, relates in any way to the Company's business or products or the use thereof and includes material subject to copyright protection, such materials have been specially commissioned by the Company and shall be deemed "work made for hire" as such term is defined under U.S. copyright law. To the extent any such materials do not qualify as "work made for hire" under applicable law, and to the extent they include material subject to copyright, patent, trade secret, or other proprietary rights protection, Employee hereby irrevocably and exclusively assigns to the Company, its successors, and assigns, all right, title, and interest in and to all such materials. To the extent any of Employee's rights in the same are not subject to assignment hereunder, Employee hereby irrevocably and unconditionally waives all enforcement of such rights. Employee shall execute and deliver such instruments and take such other actions as may be required to carry out and confirm the assignments contemplated by this paragraph and the remainder of this Agreement. All documents, magnetically or optically encoded media, and other tangible materials created as part of the Employment Term, or thereafter if Employee remains an employee of the Company or any of its Affiliates, shall be owned by the Company, and the originals and any copies of such materials shall be turned over to the Company upon the expiration or earlier termination of this Agreement.

          5.3    Non-Competition.

            (a)  For a period of five (5) years after the date Employee is no longer employed by the Company or any of its Affiliates, the Employee will not, directly or indirectly, own or control any business or enterprise competing with the Company or any Affiliate. "A business or enterprise competing with the Company or any Affiliate" means any business or enterprise which does research with respect to, designs, develops, fills, packages, produces or manufactures any products or provides any services relating to coated health and beauty products, including but not limited to treatment patches and treated non-woven products. For purposes of this Agreement, "Affiliate" means any corporation, company, partnership, joint venture and/or firm which controls, is controlled by or is under common control with the Company. "Control" means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or participating shares entitled to vote for the election of directors; and (b) in the case of non-corporate entities (such as joint venture partnerships or limited partnerships), either (x) direct or indirect ownership of at least fifty percent (50%) of the equity interest, or (y) the power to direct the management and policies of the noncorporate entity. The restrictions in this Section 5.3(a) shall not apply to Employee's ownership of three percent (3%) or less of the outstanding voting securities of any corporation or other entity which has its securities listed on a national securities exchange or on the Nasdaq Stock Market.

            (b)  For a period of one (1) year after the date Employee is no longer employed by the Company or any of its Affiliates, Employee will not accept employment with, and shall not participate in any managerial, supervisory or consultative capacity as an executive officer, senior manager or consultant of, any business or enterprise competing with the Company or any Affiliate.

            (c)  Employee acknowledges that the Company is and has been conducting business on a global basis and that Employee's duties as Dermal's President and his status prior to the Acquisition, have involved him in all aspects of the Division's business. Employee agrees and acknowledges the Company has a valid and legitimate business interest in protecting its business from any activity prohibited by this Section 5.3. Employee further agrees and acknowledges that if the provisions of this Section 5.3 are triggered, he has received sufficient consideration from the transactions contemplated by the Asset Purchase Agreement as well as the payments described in subsection (d), below, to enable him to earn a satisfactory living during the time the non-competition clause is in effect.

            (d)  As additional consideration for the covenants contained in this Section 5.3, Employee, or his estate, if applicable, shall receive monthly non-competition payments of Twenty Thousand Eight Hundred Eighty-Three and 33/100 Dollars ($20,833.33), beginning on the first of the month following the Closing (as defined in the Asset Purchase Agreement), up to a total aggregate payment of Seven Hundred and Fifty Thousand Dollars ($750,000). Termination of Employee's employment for any reason will not affect the Company's obligations to make such payments to Employee.

          5.4    No Adverse Acts.    During the Employment Term and continuing for one (1) year after the date of the expiration of Employee's Employment, Employee will not directly or indirectly, solicit, take away, or attempt to solicit or take away any customer or employee of the Company or any of its Affiliates either on Employee's behalf or on behalf of any other person or entity which competes with the Company, or accept employment with one of the Company's direct competitors. If the Company terminates this Agreement on a basis not stated in Section 4.1 or Section 4.3, or on a basis described in Section 4.1(a), Employee shall not be required to honor this Section 5.4 unless Company or one of its Affiliates continues to pay Employee's salary and benefits for the balance of the Term even if such payments would not otherwise be required.

        Section 6.    MISCELLANEOUS

          6.1    Notices.    Any notices to be given hereunder by either party to the other shall be in writing and may be effected by personal delivery, by courier, or by mail (registered or certified), postage prepaid with return receipt requested, or by facsimile confirmed by mail. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph or such other address as is specified in a notice conforming to this Section 6.1. Mailed notices shall be deemed communicated as of four (4) calendar days after mailing. Notices delivered personally or by courier shall be deemed delivered when actually received.

          6.2    Entire Agreement.    This Agreement supersedes and replaces any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, which are not embodied herein, and that no other prior agreement, statement or promise not contained in this Agreement shall be valid and binding. Any modification of this Agreement, statement or promise not contained in this Agreement shall not be valid or binding unless it is in writing and signed by the parties hereto.

          6.3    Partial Invalidity.    If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

          6.4    Law Governing Agreement.    This Agreement shall be governed by and construed in accordance with the law of the State of New York.

          6.5    Currency.    All amounts described in this Agreement are in United States Dollars.

          6.6    Successors and Assigns.    The rights and obligations of the Company and Employee under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

          6.7    No Conflict.    The Company hereby represents and warrants to Employee that this Agreement and the Company's obligations hereunder do not violate or conflict with the terms, conditions or covenants of any material contract of the Company.

          6.8    Waiver.    Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the waiving party. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party's right to assert all other legal remedies available to it under the circumstances.

          6.9    Counterparts.    This Agreement may be executed in counterparts, all of which, when taken together, shall constitute one document. The parties agree that for this purpose facsimile signatures will be accepted as originals.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

"Employee"
/s/ Craig Berry Craig Berry
"Company"
ACUPAC PACKAGING, INC.
By:	/s/ PERRY MORGAN Name: Perry Morgan Title: Chief Financial Officer

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  Exhibit 10.37
EMPLOYMENT, NONDISCLOSURE AND NON-COMPETITION AGREEMENT